Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

FUNDING AGREEMENT

This Funding Agreement (this “Agreement”) is entered into as of April 12, 2021 (the “Effective Date”), between Cerevel Therapeutics, Inc., a Delaware corporation with a principal place of business at 222 Jacobs Street, Suite 200, Cambridge, MA 02141 (“Company”) and NovaQuest Co-Investment Fund XVI, L.P., a Delaware limited partnership, with a place of business at 4208 Six Forks Road, Suite 920 Raleigh, NC 27609 (“NovaQuest”).  Company and NovaQuest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

INTRODUCTION

A.Company is dedicated to the research, development, and commercialization of products for the treatment of neuroscience diseases, disorders, and conditions.

B.Company currently has certain pharmaceutical products under development and desires to enter into an agreement to receive funding to develop and commercialize the Product (as defined below).

C.NovaQuest and Company desire for NovaQuest to provide funding for Company’s development of the Product (as defined below) up to the maximum amount specified herein and for Company to make certain payments to NovaQuest as set forth herein, all subject to the terms and conditions of this Agreement.

D.As a material inducement for NovaQuest’s entry into this Agreement, NovaQuest and Company will enter into a security agreement pursuant to which Company will grant to NovaQuest a security interest in the Product Assets and the proceeds thereof in the form and substance as set forth on Exhibit A (the “Security Agreement”).

 NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, exhibits and schedules hereto, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular and include all participles of each such term, as applicable.

“AAA” has the meaning set forth in Section 11.2(b).

“AAA Rules” has the meaning set forth in Section 11.2(b).

“Acquiring Party” means a Third Party that obtains control of Company in connection with a Change of Control of Company.  For purposes of this definition, the term “control” shall have the meaning set forth in the definition of Affiliate.

“Act” means, collectively, the United States Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto, and all regulations promulgated thereunder and any successor laws.

“Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with, such entity, but only for so long as such control exists.  For the purposes of this definition, “controlling,” “controlled”, and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of an entity, including through ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity’s managing authority). Notwithstanding anything herein to the contrary, (a) BC Perception Holdings, LP and any entity, any business entity controlling, controlled by, or under common control with, BC Perception Holdings, LP, other than the Company, shall not be an Affiliate of the Company (b) Pfizer and any entity, any business entity controlling, controlled by, or under common control with, Pfizer, other than the Company, shall not be an Affiliate of the Company, and (c) PharmaBio Development Inc., Sir Dennis Gillings, Ph.D., and any Person controlling, controlled by, or under common control with PharmaBio Development Inc. or Sir Dennis Gillings, Ph.D., other than NovaQuest Capital Management, L.L.C., shall not be an Affiliate of NovaQuest.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Payment” has the meaning set forth in Section 3.1(b).

“Applicable Law” means any applicable law, rule, or regulation of any Governmental Authority, or judgment, order, writ, decree, permit, or license of any Governmental Authority.

“Approval Milestone Installment Payments” means installments of the Approval Milestone Payment Obligation due and payable pursuant to Section 4.1(a).

“Approval Milestone Payment Obligation” means Ninety-Three Million, Seven Hundred Fifty Thousand Dollars ($93,750,000).

“Arbitration” has the meaning set forth in Section 11.2(b).

“Arbitrator” has the meaning set forth in Section 11.2(c).

“Business Day” means any day other than Saturday, Sunday, or any day on which banking institutions located in the State of New York are permitted or obligated by law to close.

“Change of Control” means, with respect to a Party, (a) a merger, share exchange, or other reorganization of such Party; (b) the sale, by one or more stockholders or holders of equity securities, of stock or equity securities representing a majority of the voting power of such Party; or (c) a sale or exclusive license of all or substantially all of the assets of such Party, or that portion of such Party’s assets related to the subject matter of this Agreement, in which, for (a), (b), and (c) above, the stockholders or holders of other equity securities of such Party prior to such transaction do not own a majority of the voting power of the acquiring, surviving, or successor entity, as the case may be. Notwithstanding the foregoing, a Change of Control shall not include (i) a bona fide financing transaction in which voting control of a Party transfers to one or more persons or entities who acquire shares of such Party’s capital stock or other equity securities in exchange for either an investment in such Party or the cancellation of indebtedness owed by such Party, or a combination thereof or (ii) in the case of the Company, any sale by BC Perception Holdings, LP of outstanding securities of the Company unless such sale is to a single Person or group of Persons acting in concert.

“Co-Commercialization Agreement” means any agreement to which Company or any of its Affiliates is a party pursuant to which Company (or its Affiliate) and the counterparty (which shall be a Permitted Company) agree to co-Develop and/or co-Commercialize the Product in the Territory, including sharing in the net profits (and losses) of such Development and/or Commercialization, with Company (or its Affiliate) entitled to at least a [***] percent ([***]%) share of such net profits (and losses) (whether such percentage is calculated as a percentage of net sales or net profits).

“Combination Product” means a product that includes or incorporates the Compound or Product in combination with one (1) or more Other Active Ingredient(s) or other products, whether the Compound or Product, on the one hand, and such Other Active Ingredient(s) or other products, on the other hand, are formulated or packaged together.

“Commercially Reasonable Efforts” means [***].  “Commercially Reasonable” shall have a corresponding meaning.

“Commercialize” or “Commercialization” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell, or selling the Product, including commercial manufacturing activities.

“Company” has the meaning set forth in the preamble hereto.

“Company Competitor” means any Person that, in the Fiscal Year preceding the date of determination, derived more than [***] percent ([***]%) of its revenue from its or its Affiliates’ direct sales of pharmaceutical products.

“Compound” means Tavapadon, as more particularly described on Exhibit B.

“[***]” has the meaning set forth in [***].

“Confidential Information” has the meaning set forth in Section 6.1.

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization, or importation of the subject matter in question by an unlicensed entity would infringe a claim of an issued Patent, or a claim, if issued, of a patent application that constitutes a Patent.

“CRE Considerations” means [***].

“Data Room” has the meaning set forth in Section 5.5.

“Develop” or “Developing” means engaging in manufacturing, preclinical, clinical, or other research and development activities (including manufacturing activities related thereto) directed towards obtaining U.S. Approval. “Development” means the process of Developing.

“Development Budget” means the budget included in the Development Plan for the performance of the Development Plan setting forth the estimated expenses associated with Developing the Product, as amended from time to time in accordance with the terms of this Agreement.

“Development Payment” means each or any of the Upfront Payment or the Annual Payments.  “Development Payments” means all of the Annual Payments and the Upfront Payment, collectively.

“Development Plan” means the plan attached hereto as Exhibit C, setting forth, in reasonable detail, the Product Development Activities, as amended from time to time in accordance with the terms of this Agreement.

“Diligence Expenses” means NovaQuest’s reasonable, documented, out-of-pocket legal and due diligence expenses relating to this Agreement and incurred prior to the Effective Date of up to [***] Dollars ($[***]).

“Diligence Obligations” means Company’s obligations set forth in Section 3.2(a) and Section 3.2(b).

“Dispute” has the meaning set forth in Section 11.2(a).

“Dispute Notice” has the meaning set forth in Section 11.2(a).

“Effective Date” has the meaning set forth in the preamble hereto.

“Encumbrance” means any lien, charge, security interest, mortgage, option, privilege, pledge, right of first refusal, hypothecation, adverse ownership interest, charge, trust or deemed trust (whether contractual, statutory, or otherwise arising), or any other encumbrance, right, or claim of any other Person of any kind whatsoever whether choate or inchoate.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale Date” means the date of the first commercial sale of the Product by a Responsible Party in the Territory to a Third Party (other than another Responsible Party) following receipt of U.S. Approval.

“Fiscal Quarter” means each of the following three (3) month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Fiscal Year” means the twelve (12) month period from January 1 through December 31.

“Funding Agreement Oversight Committee” has the meaning set forth in Section 5.3(a).

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date or for the period with respect to which such standards are applied.

“Governmental Authority” means any national, supra-national (e.g., the European Commission or the Council of the European Union), federal, state, local, or foreign court or governmental agency, authority, instrumentality, regulatory body, department, bureau, political subdivision, or other governmental entity (including the FDA) or any arbitrational tribunal, in each case of a competent jurisdiction, including any such authority that is responsible for taxation or for issuing approvals, licenses, registrations, or authorizations necessary for the manufacture, import, sale, pricing, and/or use of the Product for human therapeutic use in any applicable regulatory jurisdiction.

“[***]” has the meaning set forth in [***].

“GxP” means all relevant Governmental Authority requirements for (i) current Good Clinical Practices for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, (ii) current Good Laboratory Practice for laboratory activities for pharmaceuticals, and (iii) current Good Manufacturing Practices, including in each case, as set forth in Title 21 of the United States Code of Federal Regulations.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“IRS Withholding Form” has the meaning set forth in Section 4.4(d).

“Knowledge of Company” means the actual knowledge, after making reasonable inquiry, of [***].  [***].

“Liabilities” means any and all indebtedness, liabilities, and obligations, whether accrued, fixed, or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any law or judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment, or undertaking.

“License” means a grant of any rights, intellectual property, or Regulatory Approvals associated with or Covering the Product for making, Developing, Commercializing or otherwise exploiting the Product in the Territory.

“Licensee” means a Third Party or an Affiliate of Company that is granted a License, regardless of whether such License is granted by Company, an Affiliate of Company, or another Licensee.

“Loss” has the meaning set forth in Section 10.1.

“Material Adverse Effect” means any of the following: (a) a material adverse effect on the validity or enforceability of this Agreement or the Security Agreement; (b) a material adverse effect on the ability of Company or any other Responsible Party to perform any of Company’s material obligations under this Agreement or the Security Agreement; (c) the inability of Company to make a payment when required by this Agreement; or (d) [***].

“Material Adverse Event” means [***].

“Material Contract” means (a) any agreement to which a Responsible Party is a party and is material to the Development, marketing, promotion, manufacture, Commercialization, or distribution of the Product in the Territory or (b) any other agreement to which a Responsible Party is a party for which breach, non-performance, or failure to renew by a Responsible Party could reasonably be expected to result in a Material Adverse Event.

“Milestone Date” means the date on which a Responsible Party receives U.S. Approval. For the avoidance of doubt, the Milestone Date shall occur only once on the first receipt of U.S. Approval.

“NDA” means a new drug application (as defined in Title 21 of the U.S. Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking approval to introduce, distribute, sell, or market a drug product for human therapeutic use in the U.S. (including a new drug application submitted pursuant to Section 505(b)(2) of the Act).

“Net Sales” means, with respect to the Product distributed or sold in the Territory to Third Parties by any Responsible Party, gross receipts from sales of such Product in the Territory, less in each case:

(a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, returns, rebates, chargebacks or similar payments granted or given to wholesalers or other institutions;

(b) adjustments arising from consumer discount programs or other similar programs;

(c) customs or excise duties, value-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales provided such duties or taxes are recorded in gross sales;

(d) any payment in respect of sales to the United States government, any U.S. state government, or to any other Governmental Authority in the Territory, or with respect to any government-subsidized program or managed care organization, in each case in the Territory;

(e) actual freight, shipping, handling and insurance costs up to [***] percent ([***]%) of Net Sales; and

(f) amounts that are written off as uncollectible in accordance with the accounting procedures of the applicable Responsible Party, consistently applied, provided that the applicable Responsible Party has made reasonable efforts to collect on such receivable, and provided, further, that (i) if such receivable shall thereafter be paid or otherwise satisfied, the amount thereof shall be added to Net Sales for the calendar quarter in which so paid or satisfied and (ii) such deduction for uncollectible accounts does not exceed [***] percent ([***]%) of Net Sales.

Net Sales shall be determined from the Responsible Party’s books and records maintained in accordance with GAAP consistently applied.

Resales or sales of the Product made in good faith between or among Responsible Parties shall not be included in the calculation of Net Sales, but the first sale thereafter to a Third Party (other than a sublicensee) shall be included in the calculation of Net Sales.

[***].

[***].

[***].

[***].

“Non-Technical Failure Termination Event” has the meaning set forth in Section 3.3(b).

“Non-Technical Failure Termination Payment” means an amount equal to one hundred percent (100%) of the Development Payments actually paid by NovaQuest as of the effective date of a Non-Technical Failure Termination Event (less any amount refunded pursuant to Section 3.3(c)(ii)), plus twelve percent (12%) interest thereon, compounded annually on the basis of a three hundred sixty (360)-day year, accruing from the date of payment through the date on which such Non-Technical Failure Termination Payment is received by NovaQuest.  The Non-Technical Failure Termination Payment may only be paid once, if at all, under this Agreement.

“NovaQuest Indemnitees” has the meaning set forth in Section 10.1.

“NovaQuest” has the meaning set forth in the preamble hereto.

“[***]” has the meaning set forth in [***].

“Oversight Committee Member” has the meaning set forth in Section 5.3(b).

“Party” has the meaning set forth in the preamble hereto.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates, and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part, and divisions) and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.

“Payment Report” has the meaning set forth in Section 4.1(d).

“Permitted Company” means [***].

“Permitted License” means: (a) any license granted to any Third Party vendor or service provider (including clinical research organization or contract manufacturing organization) for the Development or Manufacture of the Product in the Territory in order to provide services for the benefit of a Responsible Party or its Affiliates but granting no rights to sell, offer to sell, have sold or otherwise Commercialize the Product; and (b) to the extent necessary depending on the structure of such relationship, wholesale or distribution agreements with a Third Party to whom Company grants a right to sell or distribute the Product in the Territory but that does not (i) grant such Third Party the right to manufacture, market or promote the Product or (ii) include such Third Party making any payments to Company or any Responsible Party calculated on the basis of a percentage of, or profit share on, such Third Party’s sales of the Product.

“Person” means any natural person, corporation, trust, joint venture, association, unincorporated organization, cooperative, company, partnership, trust, limited liability company, government (domestic or foreign), and any agency or instrumentality thereof, or any other entity recognized by law.

“Pfizer Agreement” means that certain License Agreement by and between Cerevel Therapeutics, LLC (f/k/a Perception OpCo, LLC) and Pfizer Inc. (“Pfizer”), dated August 13, 2018, as may be amended from time to time.

“Phase III Studies” means the human clinical trials of the Product described in the Development Plan that are required for the submission of a Regulatory Filing in the Territory.

“Primary Phase III Study” means each or any of the following [***].  “Primary Phase III Studies” means the foregoing, collectively.

“Prepayment Amount” means an amount obtained by multiplying the applicable Prepayment Factor by the difference between the Total Funded Amount less any amount refunded to NovaQuest pursuant to Section 3.3(c)(ii), and subtracting from such product the sum of any Non-Technical Failure Termination Payment, Approval Milestone Installment Payments, Sales Milestone Payments, and Revenue Share Payments previously paid to NovaQuest.

“Prepayment Factor” means, as applicable, (a) 3.00 from the Prepayment Option Date until the date that is six (6) months after the Prepayment Option Date; (b) [***]; (c) [***]; (d) [***]; (e) [***]; and (f) 4.25 from the day after the date that is thirty (30) months after the Prepayment Option Date and continuing indefinitely thereafter.

“Prepayment Option Date” means the earlier of (a) the Milestone Date or (b) May 1, 2025.

“Prime Rate” has the meaning set forth in Section 4.5.

“Product” means any product that contains the Compound.

“Product Assets” means all assets that are material to the Development or Commercialization of the Product in the Territory, including all of the following (as and to the extent material to the Development or Commercialization of the Product in the Territory): Product IP Rights, Product IP Agreements, all Regulatory Filings, product packaging, product inserts, product labels, Regulatory Approval applications, Regulatory Approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, pharmacology and biology data, Material Contracts, and inventory (but, for the avoidance of doubt, not including the Development Payments).

“Product Cap” means Two Hundred Sixty-Five Million, Six Hundred Twenty-Five Thousand Dollars ($265,625,000).

“Product Development Activities” means all activities conducted by or on behalf of Company or any other Responsible Party, including efforts undertaken, services performed, and goods purchased, in connection with the Development of the Product in the Territory, in each case that are included in the Development Plan.

“Product Funding Period” means the period commencing on the Effective Date and ending on the earlier to occur of (a) the last day of the Fiscal Quarter in which the Total Funding Commitment is met; or (b) termination or deemed termination of the Product Development Activities.

“Product IP Agreement” means any contract pursuant to which a Responsible Party has been granted, assigned or otherwise conveyed any right, title or interest in or to any Product IP Rights.

“Product IP Rights” means all intellectual property relating to the Product owned or licensed by Company or any other Responsible Party, including: (a) the Product Know-How; (b) all Patents Covering the Product (including, without limitation, its composition, formulation, delivery, manufacture, or use); (c) all trademarks, service marks, trade names, and works protectable under copyright laws, relating to the Product; and (d) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Product Know-How” means, with respect to the Product, all trade secrets, technology, processes, practices, formulae, instructions, procedures, assembly procedures, results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data, including study designs and protocols), know-how, methods, treatments, techniques, systems, designs, artwork, drawings, plans, specifications, data and information, in each case whether or not confidential, proprietary, patentable, copyrightable, or susceptible to any other form of legal protection, in written, electronic or any other form.

“Product Safety Issue” has the meaning set forth in the definition of “Technical Failure.”

“Quarterly Report” means a report submitted by Company to NovaQuest in accordance with the provisions of Section 3.1(b), in the form and substance as set forth on Exhibit D and that contains the following information with respect to the applicable Fiscal Quarter: (a) a reasonably detailed clinical update, regulatory update, and commercial update regarding the Product in the Territory; (b) a reasonably detailed summary of any legal action brought by Company in the Territory during the most recently completed Fiscal Quarter against a Third Party for such Third Party’s infringement of any Patents Covering the Product; and (c) a reasonably detailed list of material Development-related expenses incurred during the most recently completed Fiscal Year (provided that such list shall only be required to be provided once per Fiscal Year).  All amounts in each Quarterly Report shall be denominated in U.S. Dollars.  Notwithstanding the form of report set forth on Exhibit D, the Company may, at its election, deliver the information contemplated herein and therein by providing excerpts of materials presented Company’s board of directors or executive leadership team or [***], provided, however, that any such excerpt or progress report must contain no less detail than that which would have been provided in the form of report set forth on Exhibit D.

“Recordkeeping Period” has the meaning set forth in Section 5.2(a).

“Regulatory Approval” means, with respect to the Product, in any country or jurisdiction, any approval, registration, license, or authorization that is required by the applicable Governmental Authority to market and sell such Product in such country or jurisdiction.

“Regulatory Filing” means any applications, filings, or submission required by or provided to a Governmental Authority relating to the Development, manufacture, Commercialization, pricing, or other exploitation of the Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing, including an NDA, drug master file, clinical trial application, and any counterparts or equivalents of any of the foregoing.

“Report Update” has the meaning set forth in Section 3.3(c)(iv).

“Responsible Party” means (a) each of Company and its Affiliates; (b) each Licensee; (c) any Acquiring Party; (d) each counterparty to a Co-Commercialization Agreement; and (e) Affiliates of the Persons in clauses (b) through (d), to the extent such Affiliates are responsible for the Development or Commercialization of the Product in the Territory.

“Resumption Notice” has the meaning set forth in Section 3.3(c)(iv).

“Revenue Share Payment” has the meaning set forth in Section 4.1(c).

“Revenue Share Rate” has the meaning set forth in Section 4.1(c).

“Sales Milestone Payment” has the meaning set forth in Section 4.1(b)(ii).

“Security Agreement” has the meaning set forth in the Introduction hereto.

“Senior Officer” means (a) in the case of NovaQuest, its managing partner and (b) in the case of Company, its Chief Executive Officer.

“Successful Completion” means, with respect to the Primary Phase III Studies, (a) the completion all Primary Phase III Studies in accordance with their protocols and (b) the completion of the topline data reports for all Primary Phase III Studies.

“Target U.S. Approval Date” means [***].

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, or withholding in the nature of a tax and whatever called (including interest and penalties thereon) imposed, levied, collected, withheld, or assessed by any Governmental Authority.

“Technical Failure” means any of the following:

(a) a reasonable and good faith determination by Company that the Product presents risk of death, a life-threatening condition, or a serious safety or health concern to patients such that the Company cannot ethically and in good faith continue to administer the Product to patients (a “Product Safety Issue”);

(b) [***]; or

(c) [***].

[***].

For the avoidance of doubt, if any of the foregoing (a) through (c) of this definition is caused in whole or in part by the gross negligence, fraud, or willful misconduct by a Responsible Party, then (i) a “Technical Failure” shall be deemed not to have occurred and (ii) Company will be in material breach of this Agreement and NovaQuest will have the right to terminate the Agreement pursuant to Section 9.2(c).

“Technical Failure Termination Notice” has the meaning set forth in Section 3.3(a).

“Term” has the meaning set forth in Section 9.1.

“Territory” means the United States.

“Third Party” means any Person, including a Governmental Authority, other than Company, NovaQuest, and each of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 10.1.

“Total Funded Amount” means, as of the date of determination, the amount paid by NovaQuest to Company pursuant to Section 3.1(a) and 3.1(b), less any amount refunded pursuant to Section 3.3(c)(ii).

“Total Funding Commitment” means Sixty-Two Million, Five Hundred Thousand Dollars ($62,500,000).

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“Upfront Payment” has the meaning set forth in Section 3.1(a).

“U.S. Approval” means the first receipt of Regulatory Approval in the United States from the FDA for the treatment of Parkinson’s Disease.

“Voluntary Transfer” means with respect to NovaQuest, or any of its Affiliates (to the extent relevant): (a) the sale or disposition of all or substantially all of the assets of such Party; (b) the sale or transfer of more than [***] percent ([***]%) of the voting power of the outstanding voting securities of such Party or any Affiliate of such Party that directly or indirectly controls (as defined in the definition of Affiliate) such Party; (c) the merger or consolidation of such Party or any Affiliate of such Party that directly or indirectly controls (as defined in the definition of Affiliate) such Party, with or into another entity Person; or (d) the assignment by such Party of this Agreement or all or any portion of the rights and obligations hereunder.

ARTICLE II

SCOPE OF AGREEMENT

2.1General Agreement.  Subject to the terms and conditions hereof, and provided that Company is materially in compliance with its Diligence Obligations, NovaQuest shall make the payments as set forth in, and in accordance with, Section 3.1 up to an aggregate maximum amount equal to the Total Funding Commitment in exchange for payments from Company as set forth in ARTICLE IV and the Company’s other commitments as set forth herein.

2.2Diligence Expenses.  Subject to the right to offset against the Upfront Payment in accordance with Section 3.1(a), Company covenants and agrees that it will pay NovaQuest’s Diligence Expenses within thirty (30) days after its receipt from NovaQuest of a statement setting forth in reasonable detail such Diligence Expenses.  Company shall deliver such payment in U.S. Dollars by electronic wire transfer in immediately available funds to the bank account designated by NovaQuest for the Diligence Expenses.

2.3Limitations.  Company accepts, acknowledges, and agrees that NovaQuest is agreeing, on the terms and conditions set forth in this Agreement, only to satisfy the funding obligations set forth in Section 3.1 and its other obligations expressly set forth herein and is not assuming any Liability of Company, of whatever nature, whether presently in existence or arising or asserted hereafter.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

3.1NovaQuest’s Funding Obligations.

(a)Upfront Payment.  Within ten (10) Business Days after the Effective Date, NovaQuest shall pay Company an amount equal to Fifteen Million, Six Hundred Twenty-Five Thousand Dollars ($15,625,000) (the “Upfront Payment”).  NovaQuest may elect, in its sole discretion, to offset any unreimbursed Diligence Expenses from the Upfront Payment.  Such offset, however, shall not be construed to reduce the amount that NovaQuest has been deemed to have paid to Company under this Section 3.1(a).

(b)Annual Payments.  Subject to NovaQuest’s rights in Section 3.3(d), if Company is materially in compliance with the Diligence Obligations and if Company has submitted its most recent Quarterly Report in accordance with Section 3.1(c), then, NovaQuest shall pay Company the amounts set forth in this Section 3.1(b) (each or any of such payments, an “Annual Payment”, such payments, collectively, the “Annual Payments”).

(i)On the first (1st) anniversary of the Effective Date, NovaQuest shall pay Company an amount equal to Eighteen Million, Seven Hundred Fifty Thousand Dollars ($18,750,000).

(ii)On the second (2nd) anniversary of the Effective Date, NovaQuest shall pay Company an amount equal to Fifteen Million, Six Hundred Twenty-Five Thousand Dollars ($15, 625,000).

(iii)On the third (3rd) anniversary of the Effective Date, NovaQuest shall pay Company an amount equal to Twelve Million, Five Hundred Thousand Dollars ($12,500,000).

(c)Quarterly Reports.  Beginning with the first Fiscal Quarter that commences after the Effective Date and for each subsequent Fiscal Quarter during the Product Funding Period, Company shall deliver a complete and accurate Quarterly Report to NovaQuest within sixty (60) days following the first Business Day of each such Fiscal Quarter.

(d)Miscellaneous.  Each payment under this Section 3.1 will be made in U.S. Dollars by electronic wire transfer in immediately available funds to the bank account set forth in Exhibit E or such other account designated by Company in writing.  Notwithstanding anything to the contrary herein: (i) NovaQuest’s aggregate payment obligations under this Section 3.1 shall not exceed the Total Funding Commitment; (ii) following the date on which Company files the first NDA for the Product with the FDA, Company may elect not to receive any Annual Payment when due hereunder if NovaQuest had, prior to such payment accruing and becoming due, previously suspended its obligation to make such payment in exercise of its rights under Section 3.3(d) following the occurrence of a Material Adverse Event, and (iii) in the event NovaQuest does not fund the Total Funding Commitment, the amounts due under ARTICLE IV and the Product Cap shall be prorated to reflect amounts actually funded by NovaQuest by [***].

3.2Diligence.

(a)Development.

(i)Company shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to (A) perform all activities described in the Development Plan materially in accordance with the timelines set forth in the Development Plan and materially in accordance with the aggregate expenditures included in the Development Budget and (B) otherwise Develop the Product in a manner reasonably intended to ensure that Company is reasonably likely to obtain U.S. Approval no later than the Target U.S. Approval Date. Company agrees to fund all Product Development Activities that exceed NovaQuest’s payment obligations set forth in Section 3.1.

(ii)None of the Primary Phase III Studies may be terminated without the prior written consent of NovaQuest.  Certain material amendments to the Phase III Studies are subject to Section 5.3(a).

(iii)The Company shall use the Development Payments only on activities and efforts set forth in the Development Plan.  Any other uses of the Development Payments shall require the prior written consent of NovaQuest.

(iv)Upon and following Successful Completion, unless a Technical Failure has occurred, Company shall (A) promptly, but in any event within [***] after Successful Completion, prepare, complete, and submit to the FDA all Regulatory Filings necessary to obtain U.S. Approval and (B) use Commercially Reasonable Efforts to obtain U.S. Approval on or before the Target U.S. Approval Date.

(b)Commercialization Diligence. Company shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to launch, market, promote, sell,

and otherwise Commercialize the Product in the Territory from and after the receipt of U.S. Approval. Company shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to manufacture or have manufactured the Product in sufficient quantities and of adequate quality to satisfy forecasted wholesaler and direct buyer demand in the Territory after the receipt of U.S. Approval.

3.3Termination of Product Development Activities.

(a)Right to Terminate Product Development Activities for Technical Failure.  Company shall not, and shall ensure that no Responsible Party shall, suspend or terminate in any material respect the Product Development Activities prior to receipt of U.S. Approval for any reason (even a Commercially Reasonable reason), except that Company may terminate the Product Development Activities in its entirety upon the occurrence of either (i) a Technical Failure and then only in accordance with this Section 3.3(a) or (ii) the events described in clauses (i) or (ii) of subsection (b) of the definition of Technical Failure and then only in accordance with Sections 3.3(b) and 3.3(c).  If Company reasonably and in good faith determines that a Technical Failure has occurred, then Company shall provide NovaQuest, within [***] of such determination, written notice thereof and reasonable documentation of the details of such failure (a “Technical Failure Termination Notice”).  The Parties (including each Party’s Senior Officer and Oversight Committee Members) shall meet in person as promptly as possible to review and discuss the purported Technical Failure and the possible termination of the Product Development Activities.  Company will reasonably consider NovaQuest’s feedback with respect to the purported Technical Failure and keep NovaQuest reasonably informed on a timely basis regarding the details of any discussions or correspondence regarding any termination of the Product Development Activities for Technical Failure.  If Company decides, after reasonably considering NovaQuest’s feedback, to terminate the Product Development Activities for Technical Failure, then Company shall immediately deliver written notice of the same to NovaQuest.  Company shall not delay its decision to terminate the Product Development Activities for Technical Failure with the primary intent of obtaining additional payments from NovaQuest under Section 3.1.

(b)Suspension or Termination of Development Activities for Non-Technical Failure. In the event that a Responsible Party (i) suspends or terminates the Product Development Activities or (ii) fails to actively or materially engage in the Development of the Product, for [***] or longer, in a manner that is reasonably intended to ensure that Company is reasonably likely to obtain U.S. Approval on or before the Target U.S. Approval Date, in each case ((i) or (ii)) for any reason other than for Technical Failure pursuant to Section 3.3(a) (each of (i) and (ii), a “Non-Technical Failure Termination Event”), then (A) Company shall promptly notify NovaQuest of the occurrence of such Non-Technical Failure Termination Event and provide NovaQuest with all relevant details regarding such event, and (B) the terms of Section 3.3(c) shall apply.  For the avoidance of doubt, if the Company terminates all Product Development Activities following the occurrence of the events described in clauses (i) or (ii) of subsection (b) of the definition of Technical Failure, such Non-Technical Failure Termination Event shall not constitute a breach of this Agreement if Company complies with its obligations under Section 3.3(c) in connection therewith.

(c)Consequences of Termination of Product Development Activities.  If a Responsible Party terminates or suspends Product Development Activities, then without limiting any of NovaQuest’s rights or remedies under this Agreement or at law or in equity:

(i)NovaQuest’s obligations under this Agreement to make any additional Development Payments shall be suspended immediately;

(ii)Company shall refund to NovaQuest a prorated portion of the most recently paid Development Payment paid by NovaQuest within [***] of the termination of the Product Development Activities, such proration to be calculated by [***];

(iii)only if such termination or suspension is the result of either (A) the occurrence of the events described in clauses (i) or (ii) of subsection (b) of the definition of Technical Failure, following which Company has complied with its obligations in accordance with Sections 3.3(b) and 3.3(c) or (B) a Technical Failure, Company’s obligations under Section 3.2, ARTICLE V (including participation on the Funding Agreement Oversight Committee), Section 8.1(a)(i), Section 8.1(a)(ii), Section 8.3(a)(i), Section 8.3(a)(ii), Section 8.4 and Section 8.5(c) shall cease immediately; provided that if and when Product Development Activities are resumed or deemed to have resumed in accordance with Section 3.3(c)(iv) during the Term, such obligations shall immediately resume;

(iv)if, during the Term, Company or any other Responsible Party subsequently resumes any Product Development Activities (or is deemed to have resumed any Product Development Activities as set forth below), then Company shall provide NovaQuest with (A) prompt written notice thereof (but in any event within [***] of such resumption) (a “Resumption Notice”) and (B) as promptly as practicable thereafter, a complete and accurate report containing a summary of the information that is material as of the date such report is provided (the “Report Update”).  Within [***] of Company providing the Report Update to NovaQuest, NovaQuest shall have the right (but not the obligation), upon written notice to Company, to pay to Company any missed Development Payments payable during the time of suspension of the product Development Activities or resume making any remaining Development Payments in accordance with Section 3.1 hereof.  For the purposes of this Agreement, Company will be deemed to have resumed Product Development Activities if Company or any other Responsible Party engages in any material Development or Commercialization of the Product in the Territory;

(v)With respect to a Non-Technical Failure Termination Event, the Company will pay NovaQuest, within [***] after the Company’s notification to NovaQuest of the occurrence of such Non-Technical Failure Termination Event in accordance with Section 3.3(b), the Non-Technical Failure Termination Payment; and

(vi)If, within the Term, any Responsible Party resumes or is deemed to resume any Product Development Activities as set forth above, then all of Company’s payment obligations under ARTICLE IV would apply in accordance the terms set forth herein, regardless of the date on which U.S. Approval is achieved, provided, however, that (A) any Non-Technical Failure Termination Payment paid to NovaQuest and any amount refunded pursuant to Section 3.3(c)(ii) will be credited against Company’s future payment obligations under ARTICLE IV; (B) the amounts due under ARTICLE IV and the Product Cap shall be prorated to reflect amounts actually funded by NovaQuest by [***].

(d)NovaQuest’s Right to Suspend and Terminate Payments for Material Adverse Event.  Without limiting any of NovaQuest’s rights or remedies, if NovaQuest reasonably and in good faith determines that a Material Adverse Event has occurred or will imminently occur, then, NovaQuest shall provide Company with written notice of such determination and, if applicable, its intention to suspend Development Payments within [***] of such determination, along with reasonable description of such determination.  The Parties (including each Party’s Senior Officer and Oversight Committee Members) shall meet (in person or via teleconference) as promptly as possible during the subsequent [***] period to review and discuss the scope of the Material Adverse Event and the suspension of such Development Payments.  NovaQuest will reasonably and in good faith consider Company’s feedback with respect to the Material Adverse Event.  If following such review and discussion during such [***] period, NovaQuest, acting reasonably and in good faith, has still determined that a Material Adverse Event has occurred, then NovaQuest shall have the right to suspend paying any further Development Payments, provided, however, that if NovaQuest’s obligation to pay a Development Payment accrues during such [***] period, NovaQuest shall have the right to suspend such Development Payment to Company during such [***] period.  NovaQuest’s obligation to pay any further Development Payments shall resume following the resolution or curing of the Material Adverse Event to NovaQuest’s reasonable satisfaction.  If NovaQuest elects to suspend its obligation to pay Development Payments and the applicable Material Adverse Event is not resolved or cured to NovaQuest’s reasonable satisfaction within [***], then (i) NovaQuest shall have the right to terminate its obligation to pay any further Development Payments and (ii) the amounts due under ARTICLE IV and the Product Cap shall be prorated to reflect amounts actually funded by NovaQuest by [***].

ARTICLE IV

PAYMENTS TO NOVAQUEST

4.1Payments and Reports.

(a)Approval Milestone Payment Obligation.  Company’s obligation to pay the Approval Milestone Payment Obligation shall accrue, and be irrevocably earned by NovaQuest, on the Milestone Date, and Company shall pay the Approval Milestone Payment Obligation in five (5) installments as described in the remainder of this Section 4.1(a).

(i)Company shall pay NovaQuest Forty-Six Million, Eight Hundred Seventy-Five Thousand Dollars ($46,875,000) within thirty (30) days of the Milestone Date.

(ii)Company shall pay NovaQuest Eleven Million, Seven Hundred Eighteen Thousand, Seven Hundred Fifty Dollars ($11,718,750) on or before the first (1st) anniversary of the Milestone Date.

(iii)Company shall pay NovaQuest Eleven Million, Seven Hundred Eighteen Thousand, Seven Hundred Fifty Dollars ($11,718,750) on or before the second (2nd) anniversary of the Milestone Date.

(iv)Company shall pay NovaQuest Eleven Million, Seven Hundred Eighteen Thousand, Seven Hundred Fifty Dollars ($11,718,750) on or before the third (3rd) anniversary of the Milestone Date.

(v)Company shall pay NovaQuest Eleven Million, Seven Hundred Eighteen Thousand, Seven Hundred Fifty Dollars ($11,718,750) on or before the fourth (4th) anniversary of the Milestone Date.

(b)Sales Milestone Payments.

(i)Company will become obligated to pay NovaQuest a one-time payment equal to [***] on [***]; and

(ii)Company will become obligated to pay NovaQuest a one-time payment equal to [***] on [***] (each or either of the payments described in Section 4.1(b)(i) and Section 4.1(b)(ii) a “Sales Milestone Payment”, such payments, collectively, the “Sales Milestone Payments”).

(iii)Company shall pay NovaQuest each Sales Milestone Payment within [***] of the end of the applicable Fiscal Quarter in which cumulative Net Sales reach the applicable threshold.

(c)Revenue Share Payments.  Commencing upon the First Commercial Sale Date and continuing for each subsequent Fiscal Quarter until the sum of Company’s payments to NovaQuest pursuant to this ARTICLE IV equal the Product Cap, Company shall pay to NovaQuest a payment in an amount equal to the product of (i) the applicable percentage in the column labeled “Revenue Share Rate” in the table set forth below (each such percentage, a “Revenue Share Rate”) multiplied by (ii) the aggregate total of the Net Sales for such Fiscal Quarter (each such payment, a “Revenue Share Payment”).

Tier	Revenue Share Rate	Net Sales Range
1	[***]%	The portion of Net Sales in a Fiscal Year that are less than or equal to $[***].
2	[***]%	The portion of Net Sales in a Fiscal Year that are greater than $[***] and less than or equal to $[***].
3	[***]%	The portion of Net Sales in a Fiscal Year that are greater than $[***].

Revenue Share Payments for a Fiscal Quarter are due and payable within [***] after the end of each Fiscal Quarter.  Company shall submit a Payment Report simultaneously with its payment of each Revenue Share Payment.

(d)Product Cap.  Notwithstanding anything to the contrary herein, Company’s aggregate payment obligations under this Section 4.1 shall not exceed the Product Cap.

(e)Payment Reports.  Commencing with the Fiscal Quarter during which the First Commercial Sale Date occurs and for each Fiscal Quarter thereafter until the sum of Company’s payments to NovaQuest equal the Product Cap, within [***] after the end of each such Fiscal Quarter, Company shall prepare and deliver a written report to NovaQuest that includes reasonably detailed information regarding total monthly sales calculation of Net Sales including deductions) and all Revenue Share Payments payable to NovaQuest for the applicable Fiscal Quarter (including, any foreign exchange rates employed), which shall be [***] (such written report, a

“Payment Report”).  For the avoidance of doubt, Company shall provide NovaQuest with a Payment Report pursuant to this Section 4.1(d) even if no Revenue Share Payment or Sales Milestone Payment is owed for a given Fiscal Quarter.

4.2Company’s Prepayment Option.  At any time on or after the Prepayment Option Date, Company may prepay all of its remaining payment obligations under Section 4.1 by paying NovaQuest the Prepayment Amount.  Company shall provide NovaQuest with at least [***] prior written notice of its intent to exercise its prepayment option set forth in this Section 4.2.

4.3NovaQuest’s Account.  All payments under this Agreement to NovaQuest shall be made in U.S. Dollars by wire transfer in immediately available funds to such accounts as NovaQuest designates in writing from time to time.  As applicable, any Net Sales that are recorded in local currencies shall be translated into United States dollars in a manner consistent with Company’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates with respect to the relevant Calendar Quarter or periods less than a Calendar Quarter, in which such Net Sales, adjustments, and costs actually occurred.

4.4Taxes; Withholding.

(a)If any Governmental Authority requires Company to deduct or withhold any amount from, or NovaQuest to pay any present or future Tax, assessment, or other governmental charge on, any payment by Company to NovaQuest (a “Withholding Payment” ), then [***].

(b)[***].

(c)If Company is required to make a Withholding Payment to a Governmental Authority, Company shall deliver to NovaQuest the original or a certified copy of a receipt issued by such Governmental Authority evidencing its payment of such Withholding Payment.

(d)NovaQuest shall deliver to Company, on or prior to the date of this Agreement, and thereafter promptly upon request by Company, a valid and complete originally signed (i) IRS Form W-9, (ii) IRS Form W-8BEN-E claiming treaty benefits under a double taxation treaty in a manner qualifying for a zero percent (0%) withholding rate with respect to each of “royalties,” “interest,” and “other income,” (iii) IRS Form W-8IMY to which the forms set forth in the preceding (i) and (ii) are attached, or (iv) other applicable IRS Form W-8 that indicates no Withholding Payment is required (or, in each case, any successor or other applicable form prescribed by the U.S. Internal Revenue Service) (in each case ((i) through (iv)), the “IRS Withholding Form”).  In addition, NovaQuest agrees that from time to time after the date hereof, when a lapse in time (or change in circumstances occurs or any other reason) renders the prior IRS Withholding Form provided hereunder obsolete or inaccurate in any respect, NovaQuest shall promptly deliver to Company a new and valid and complete originally signed IRS Withholding Form (or any successor or other applicable forms prescribed by the U.S. Internal Revenue Service).

(e)Notwithstanding the accounting treatment therefor and unless otherwise required by Applicable Law, for U.S. federal and applicable state and local tax purposes, Company and NovaQuest shall treat the Development Payments (pursuant to Section 3.1 of this Agreement) as received by Company in a taxable transaction (and, for the avoidance of doubt, not for debt or equity of Company). If there is an inquiry by any Governmental Authority of Company or

NovaQuest related to this Section 4.4(e), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 4.4(e).

4.5Interest.  If any payment required to be paid by Company to NovaQuest under this Agreement is not made when due, then such outstanding payment will accrue interest, beginning on the date when the payment was due, at an annual rate equal to [***] percent ([***]%) plus the Prime Rate, subject to any limitation under Applicable Law.  Such rate will be compounded every ninety (90) calendar days, commencing on the date on which such payment was due.  Payment of accrued interest will accompany payment of the outstanding payment.  “Prime Rate” means the prime rate as reported in The Wall Street Journal, New York edition, on the date such payment is due.

ARTICLE V

INFORMATION RIGHTS; RECORD KEEPING; FUNDING AGREEMENT OVERSIGHT COMMITTEE

5.1Information Rights.

(a)In addition to Company’s other reporting and disclosure obligations contained in this Agreement, Company shall, and shall cause all other Responsible Parties to, upon NovaQuest’s reasonable request, promptly prepare and provide NovaQuest with reasonable notice and information regarding each of the following matters relating to the Product and to promptly respond to NovaQuest’s reasonable inquiries with respect thereto and promptly provide, upon NovaQuest’s reasonable request, information and documents related to each of the following matters, in each case, to the extent relating to the Development and Commercialization of the Product in the Territory:

(i)general Development and commercial readiness overview and updates, including any material issues regarding manufacturing of the Product;

(ii)notification of scheduled meetings, including teleconferences, with a Governmental Authority;

(iii)finalized briefing packages and minutes from meetings with a Governmental Authority, notifications, letters, and other communications with a Governmental Authority;

(iv)material Regulatory Filings, including any NDA;

(v)safety update reports provided to a Governmental Authority and any actual or anticipated issues with the supply of the Product;

(vi)any matters arising from Patents Covering the Product and other intellectual property rights protecting the Product, including intellectual property rights owned or controlled by Third Parties, that might materially and adversely impact the Product Development Activities;

(vii)any decision or anticipated decision to cease Developing, marketing, selling, or otherwise Commercializing the Product;

(viii)clinical trial protocols, statistical analysis plans, and final clinical study reports, and equivalent documents from pre-clinical trials;

(ix)clinical trial enrollment, progress, and results of the Primary Phase III Studies;

(x)receipt of Regulatory Approvals;

(xi)the marketing, promotion, and other Commercialization activities with respect to the Product and marketing plans; and

(xii)each forecast to be provided pursuant to Section 5.1(b).

Company may reasonably select the means and format of communication for delivery of such information, including via summaries, reports, and presentations made during meetings of the Funding Agreement Oversight Committee; provided, however, that upon NovaQuest’s reasonable request, Company promptly shall provide reasonable access to any material information and documents encompassing the information provided by Company pursuant to this Section 5.1(a) and to the individuals responsible for generating, maintaining, or carrying out the activities relating to such information.

(b)Company shall, and shall ensure that each other Responsible Party shall, forecast and track orders for the Product in the Territory for each Fiscal Quarter. No later than [***] following the date of the First Commercial Sale in the Territory, Company will provide NovaQuest with a copy of Company’s good faith forecasted sales of the Product in the Territory for the then-current Fiscal Year and will then provide such a forecast for each subsequent Fiscal Year to NovaQuest no later than [***] following the start of each such Fiscal Year.  Each such forecast shall take into account the forecasts provided by Responsible Parties.

5.2Company’s Record Keeping; NovaQuest’s Audit Rights.

(a)Records.  Company shall, and shall ensure that the Responsible Parties shall, consistent with GAAP, keep and maintain for a period of at least [***] from the end of any Fiscal Quarter (except as otherwise provided herein) accounts and records of all data reasonably required to verify:

(i) information required to be provided to NovaQuest under this Agreement, including pursuant to Section 5.1;

(ii)that the Company used the Development Payments solely for the Product Development Activities as set forth in the Development Plan; and

(iii)(A) the gross amount received by any Responsible Party from Third Parties for sales of the Product and (B) the calculations of (y) Net Sales and (z) the Revenue Share Payments.

Company’s and the Responsible Parties’ recordkeeping obligations under this Section 5.2 shall survive the termination of this Agreement until the date that is [***] following the last day on which a payment is due under this Agreement (the “Recordkeeping Period”).

(b)Audit.  From the Effective Date until the expiration of the Recordkeeping Period, upon prior written notice to Company, NovaQuest shall have the right to review and audit, through an independent certified public accountant selected by NovaQuest, those accounts and records of Company and the other Responsible Parties as NovaQuest determines is reasonably necessary to verify Company’s and Responsible Parties’ compliance with this Agreement.  Such review and audits shall occur during normal business hours and no more than once per calendar year; provided, however, that NovaQuest shall be entitled to conduct a reasonable number of follow-up reviews and audits if NovaQuest finds that Company or a Responsible Party is not in material compliance with this Agreement.  NovaQuest shall be solely responsible for all of the expenses of any such audit, unless the independent certified public accountant’s report shows, in respect of any Fiscal Year then being reviewed, an underpayment of amounts due to NovaQuest hereunder for such Fiscal Year by more than [***] percent ([***]%), in which case Company shall be responsible for the reasonable expenses incurred by NovaQuest for the independent certified public accountant’s services.  If the report shows an underpayment of amounts due to NovaQuest hereunder, then Company will pay NovaQuest an amount equal to such underpayment, plus interest on such amounts in accordance with Section 4.5, within [***] after receipt of notice of such underpayment and copy of the relevant portion of the audit report.

5.3Funding Agreement Oversight Committee.

(a)Establishment. To fulfill the objectives and provide monitoring of the Product Development Activities and this Agreement, Company and NovaQuest shall form an oversight committee (the “Funding Agreement Oversight Committee”).  The Funding Agreement Oversight Committee shall be a primary forum for the Parties to: (i) exchange information regarding the Product Development Activities and the Product; (ii) review the Development and Commercialization of the Product; (iii) review potential material amendments to the Development Plan (including material amendments to the Development Budget) and clinical trial protocols; (iv) [***]; (v) [***]; and (vi) discuss any matters, issues, or problems relating to the foregoing. For purposes of this Section and the definition of Material Adverse Event, a “material amendment” to a study protocol shall mean any amendment that amends [***].

(b)Membership.  The Funding Agreement Oversight Committee shall consist of two (2) executives of Company appointed by Company and two (2) executives of, or consultants to, NovaQuest appointed by NovaQuest (each member of the Funding Agreement Oversight Committee, an “Oversight Committee Member”).  Upon reasonable notice of a Party, other representatives of such Party may attend meetings of the Funding Agreement Oversight Committee; provided such representatives are subject to confidentiality and non-use obligations at least as protective of the other Party’s Confidential Information as those obligations contained in this Agreement (but of shorter duration, if customary).  A Party may change either or both of its Oversight Committee Members at any time but shall give notice to the other Party of any such change as soon as reasonably practical.

(c)Meetings and Decisions.

(i)The Funding Agreement Oversight Committee shall meet within [***] of the Effective Date and then at least one time every [***] thereafter until the earlier of termination of this Agreement pursuant to Section 9.2 or U.S. Approval, upon which the Funding Agreement Oversight Committee would disband and have no longer any force and effect. Such meetings shall be conducted either in person at a mutually agreed upon location, or by telephone or videoconference, as the Parties agree (and if the Parties do not agree, then it shall be held by telephone on the thirtieth (30th) Business Day of the next Fiscal Quarter at 9:00 AM Eastern Time).  Notwithstanding the foregoing, the Funding Agreement Oversight Committee shall meet in person at least once per Fiscal Year (subject to applicable COVID-19 restrictions).  Reasonably in advance of each such meeting, Company shall deliver to NovaQuest’s Oversight Committee Members an agenda of the meeting and any background materials to be discussed.  Finally, if at any time during the Term, a material development occurs regarding the Product, including any matter described in Section 5.4 below, then either Company or NovaQuest may request a special meeting of the Funding Agreement Oversight Committee, and the Oversight Committee Members will use commercially reasonable efforts to convene such special meeting as quickly as possible, but no later than five (5) Business Days after such request.

(ii)A quorum of the Funding Agreement Oversight Committee shall exist whenever there is present at a meeting at least one (1) Oversight Committee Member appointed by each Party.  At each Funding Agreement Oversight Committee meeting, the representatives of a Party shall have one (1) collective vote on all matters before the Funding Agreement Oversight Committee that require a vote at such meeting, and all matters requiring the approval of the Funding Agreement Oversight Committee (including, for the avoidance of doubt, the matters described in clauses (iv) and (v) of Section 5.3(a)) shall be made by unanimous vote. The Funding Agreement Oversight Committee may also act by written consent signed by at least one (1) Oversight Committee Member designated by each Party.

(iii)Company will reasonably consider comments from NovaQuest’s Oversight Committee Members regarding the matters described in this Section 5.3 even if such matters do not require the approval of the Funding Agreement Oversight Committee.

5.4Notice of Certain Events.  Company will notify NovaQuest in writing with respect to the following matters promptly upon Company’s knowledge thereof (and Company shall be responsible for ensuring that each Responsible Party notifies Company of such matters upon such Responsible Party becoming aware thereof), in each case, to the extent relating to the Development and Commercialization of the Product in the Territory:

(a)Company’s or any other Responsible Party’s submission of a briefing package or meeting minutes in connection with material scheduled meetings, including teleconferences, with a Governmental Authority in the Territory;

(b)Company’s or any other Responsible Party’s submission of a material Regulatory Filing in the Territory, including any NDA;

(c)Company’s or any other Responsible Party’s receipt of Regulatory Approvals in the Territory;

(d)the occurrence, or reasonable probability of the imminent occurrence, of any Material Adverse Event;

(e)any decision or anticipated decision by Company or any other Responsible Party to cease the Development or Commercialization of the Product in the Territory;

(f)the actual or threatened revocation, withdrawal, suspension, cancellation, termination, or material modification of any approvals or authorizations, including any Regulatory Approval, from any Governmental Authority with respect to the Product;

(g)Company’s or any other Responsible Party’s being debarred, excluded, suspended, or otherwise ineligible to participate in government health care programs;

(h)Company’s or any other Responsible Party’s becoming a party to a settlement, consent, or similar agreement with any Governmental Authority regarding the Product;

(i)Company’s or any other Responsible Party’s being charged with, or convicted of, violating any Applicable Law regarding the Product;

(j)any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or any serious adverse event in each case, with respect to the Product;

(k)any clinical trial of the Product being suspended, put on hold, or terminated prior to completion as a result of any action by the FDA or other Governmental Authority or as a result of a Responsible Party’s voluntary decision; and

(l)the receipt by Company or any other Responsible Party of any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product.

Any notice provided pursuant to this Section 5.3(c)(iii) shall include a reasonably detailed description of the event giving rise to the requirement to provide such notice, along with complete and correct copies of all material documentation related thereto.

5.5Data Room.  Within [***] after the Effective Date, Company shall request that [***] prepare and deliver to NovaQuest on one or more USB drives, an electronic copy of all the documents and information that are available for download by NovaQuest as of the Effective Date and contained in the virtual online data room hosted on behalf of Company by [***] in the online workspace captioned [***] on the Effective Date (the “Data Room”).

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1Definition of Confidential Information.  For purposes of this Agreement, the term “Confidential Information” of a Party means the terms of this Agreement and any information or materials furnished by or on behalf of such Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement or learned through observation during visit(s) to any facility of the Party or its Affiliates, in each case which information (a) if disclosed in tangible form, is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or (b) if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that:

(i)was already known to the receiving Party, other than under a legal, contractual, or fiduciary obligation of confidentiality to or for the benefit of the disclosing Party, at the time it was disclosed to or learned by the receiving Party hereunder;

(ii)was generally available to the public or otherwise part of the public domain at the time it was disclosed to or learned by the receiving Party hereunder;

(iii)became generally available to the public or otherwise part of the public domain after it was disclosed to or learned by the receiving Party hereunder, other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)was lawfully disclosed to the receiving Party, after it was disclosed to or learned by the receiving Party hereunder, by a Third Party that, to the receiving Party’s knowledge, is not bound by any legal, contractual, or fiduciary obligation of confidentiality to or for the benefit of the disclosing Party with respect to such information; or

(v)is independently developed by the receiving Party without the benefit or use of the Confidential Information of the disclosing Party.

6.2Obligations.  Except as authorized in this Agreement or except upon obtaining the other Party’s prior written consent, each Party agrees that for the Term and for [***] thereafter, it will:

(a)maintain in confidence, and not disclose to any Person, the other Party’s Confidential Information;

(b)not use the other Party’s Confidential Information for any purpose, except for performing its obligations and exercising its rights and remedies under this Agreement; and

(c)protect the other Party’s Confidential Information in its possession by using substantially the same or higher degree of care that it uses to protect its own Confidential Information (but no less than a reasonable degree of care).

Notwithstanding anything to the contrary in this Agreement, a Party is entitled to seek injunctive relief to restrain the breach or threatened breach by the other Party of this ARTICLE VI without having to prove actual damages or threatened irreparable harm or post any bond.  Such injunctive relief will be in addition to any rights and remedies available to the aggrieved Party at law, in equity, and under this Agreement for such breach or threatened breach.

6.3Permitted Disclosures.

(a)Permitted Persons.  A Party may disclose the other Party’s Confidential Information, without the other Party’s prior written permission, to:

(i)its Affiliates and its and its Affiliates’ limited partners, members, managers, directors and individuals or bodies responsible for governance of receiving Party (including, with respect to NovaQuest, NovaQuest’s investment committee and limited partner advisory committee), banks and other actual or potential financing sources, and actual or potential permitted assignees, purchasers, transferees, or successors-in-interest under Sections 8.2, 8.3 or 11.6 or its or their employees, agents, consultants, attorneys or accountants, in each case, who need to know such Confidential Information (including to provide financing to receiving Party, to assist receiving Party in evaluating or monitoring receiving Party’s interests in the transactions contemplated hereby, or in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such financing or assistance)) and who are, prior to receiving such disclosure, bound by customary contractual or professional confidentiality and non-use obligations;

(ii)other Persons who are (A) investors or potential investors (or advisors or fiduciaries (including trustees) or underwriters or placement agents to such Persons) in connection with a private placement or other equity, debt, or other investment or potential investment transaction in or with receiving Party (including, with respect to NovaQuest, an investment or potential investment in or with NovaQuest or a NovaQuest Affiliate), who need to know such Confidential Information in connection with making or monitoring such equity, debt, or other investment or potential investment transaction or (B) in the case of NovaQuest, potential investment targets (provided, however, that, (y) for the purpose of this Section 6.3(a)(ii), receiving Party may disclose only Confidential Information of disclosing Party pertinent to the investment or potential investment transaction and may make such disclosures only in anticipation, and during the period, of such investment or potential investment transaction and (z) for the purpose of clause (B) of this Section 6.3(a)(ii), NovaQuest may disclose the identity of Company, the Product that is the subject of this Agreement, and the fact that this Agreement provides for Approval Milestone Installment Payments, Sales Milestone Payments, Revenue Share Payments, a potential Non-Technical Failure Termination Payment, and Company’s prepayment option); provided that in the case of both clause (A) and clause (B) of this Section 6.3(a)(ii), such Persons are, prior to receiving such disclosure, bound by customary contractual or professional confidentiality and non-use obligations; and

(iii)officers, employees, or advisors of any Governmental Authorities for the purpose of performing Product Development Activities, submitting Regulatory Filings for the Product, and obtaining Regulatory Approval.

(b)Legally Required.  A Party may disclose the other Party’s Confidential Information, without the other Party’s prior written permission, to any Person to the extent such disclosure is necessary to comply with Applicable Law, applicable stock exchange requirements, or an order or subpoena from a court of competent jurisdiction; provided, however, that the compelled Party, to the extent legally permissible, shall give reasonable advance notice to the other Party of such disclosure and, at such other Party’s reasonable request and expense, the compelled Party shall use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). However, if a Party receives a request from an authorized representative of a U.S. or foreign Tax or financial reporting authority (including the U.S. Securities and Exchange Commission) for a copy of this Agreement, then that Party may provide a copy of this Agreement to such authority representative without advance notice to, or the permission or cooperation of, the other Party, but the disclosing Party shall notify the other Party of the disclosure as soon as reasonably practical.

(c)NovaQuest Consent.  Notwithstanding anything to the contrary in this Section 6.3, Company shall not, and Company agrees to ensure that Responsible Parties shall not, without the prior written consent of NovaQuest, disclose to a Third Party any (i) information regarding NovaQuest’s or its Affiliates’ limited partners; (ii) financial information regarding NovaQuest or its Affiliates; or (iii) information regarding NovaQuest’s or its Affiliates’ transactions with Third Parties.

6.4Terms of Agreement.  The Parties agree that they will each treat the existence, contents and terms of this Agreement as confidential, and neither Party shall make any press release or other public disclosure that discloses or otherwise concerns this Agreement or any terms hereof, without the prior written consent of the other Party, except to the extent permitted under Section 6.3 or as otherwise permitted in accordance with this Section 6.4 or Section 6.5.  Consistent with Section 6.3(b), the Parties agree to use reasonable efforts to provide the other with a copy of any filing required by a securities agency that will be made publicly available regarding the Agreement or its terms to review prior to filing and to consider any comments of the other Party in good faith, and to the extent either Party is required to file or disclose this Agreement with a securities agency, if the Agreement may become publicly available, such Party shall consider in good faith the other Party’s comments with respect to confidential treatment of the Agreement’s terms and shall redact the Agreement in a manner allowed by the securities agency to protect sensitive terms, and shall be permitted to file the Agreement, as so redacted, with the securities agency.  For purposes of clarity, each Party is free to republish or discuss with Third Parties the information regarding the Agreement and the Parties’ relationship disclosed in such securities filings and any other authorized public announcements.

6.5Use of Names.  Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, publicly available promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  Notwithstanding the foregoing, the restrictions imposed by this Section 6.5 shall not prohibit a Party from making any disclosure identifying any such Person to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1Company’s Representations and Warranties. Except as set forth in the Schedules attached hereto, which Schedules may be updated from time to time during the Term by Company providing written notice of any such updates to NovaQuest, Company represents and warrants to NovaQuest as of the Effective Date and the date of each Annual Payment by NovaQuest under Section 3.1(b), as follows:

(a)Organization.  Company is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and is qualified to do business and legally permitted to perform its obligations under this Agreement in each jurisdiction where failure to be so qualified could result in a Material Adverse Event.

(b)Authorization.  Company has all necessary corporate or other power, right, and authority to carry on its business as it is presently carried on by Company and as contemplated by this Agreement, to enter into, to execute and deliver this Agreement, and to perform all of the covenants, agreements, and obligations to be performed by Company hereunder.  This Agreement has been duly executed and delivered by Company and, when executed and delivered by

NovaQuest, constitutes Company’s valid and binding obligation, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles.

(c)No Conflicts.  The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder does not and will not: (i) violate any provision of the organizational documents of Company; (ii) conflict with or violate any Applicable Law that applies to Company or its assets or properties; (iii) require any permit, authorization, consent, approval, exemption, or other action by, notice to, or filing with any entity or Governmental Authority (other than as expressly contemplated hereby); (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation, or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Company or any Affiliate of Company is a party or by which any of its properties or assets are bound; or (v) except as provided in the Security Agreement, result in the creation or imposition of any Encumbrance on any part of the properties or assets of Company (including the Product Assets), except, in the case of each of clauses (ii), (iii), (iv) or (v), as would not reasonable be expected to result in, individually or in the aggregate, a Material Adverse Event.

(d)No Consent.  No consent, approval, license, order, authorization, registration, declaration, or filing with or of any Person, other than Regulatory Approvals required with respect to the Product, is required by Company in connection with the execution and delivery by Company of this Agreement, the performance by Company of its obligations under this Agreement, or the consummation of any of the transactions contemplated hereby.

(e)Product Property.  (i) A list of the Patents owned or controlled by the Company that claim or Cover the Product in the Territory is set forth in Schedule 7.1(e)(i) (the “Product Patents”).  To the Knowledge of Company, all of the Product Patents are in full force and effect and have not lapsed, expired, or otherwise terminated.  No Person has made a written claim to the Company (or, to the Knowledge of Company, to any other Party, to be an inventor under any of the Product Patents who is not a named inventor thereof.  Except as set forth in Schedule 7.1(e)(i), Company has good and valid title to and solely owns all right, title, and interest in and to the Product Assets.  Except as set forth in Schedule 7.1(e)(ii), Company has no payment obligation, whether secured or unsecured, that is senior to, pari passu with, or has priority over Company’s payment obligations to NovaQuest under this Agreement.

(f)Litigation.  There is no action, suit, claim, proceeding, interference, reexamination, opposition, inter partes or post-grant review, or investigation pending or, to the Knowledge of Company, threatened against Company or its Affiliates or any of its or their licensors, at law or in equity, in an arbitration proceeding to which Company or any Affiliate of Company or any of its or their licensors is a party, or Governmental Authority inquiry pending or, to the Knowledge of Company, threatened against Company or any Affiliate or any of its or their licensors, that, in each case, if adversely determined, would: (i) question or defeat the validity or enforceability of any Product IP Rights; (ii) prevent, interfere with, or delay the consummation of the transactions contemplated by this Agreement; (iii) otherwise adversely affect any Product IP Rights or NovaQuest’s rights under this Agreement; or (iv) have, or reasonably be expected to result in, a Material Adverse Event.

(g)Infringement and Intellectual Property.  To the Knowledge of Company, the making, use, sale, offer for sale, or import of the Product by Company and its Affiliates, Licensees, or sublicensees in the Territory does not, and will not, during the Term, infringe any Patent of any Third Party or misappropriate or make any unauthorized use of any other intellectual property or proprietary asset of any Third Party.  To the Knowledge of Company, the Product Patents are valid and enforceable and no Third Party is infringing, misappropriating, or making any unauthorized use of a Product Patent or Product Know-How.  None of the  Product Patents or Product Know-How is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by Company.

(h)Material Contracts; Other Agreements.  All Material Contracts to which each Responsible Party is a party are listed in Schedule 7.1(h) and are enforceable and in full force and effect, except as such enforceability may be limited due to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity.  Company has provided correct and complete copies of all such Material Contracts to NovaQuest.  Each Responsible Party is in compliance with and has not materially breached, violated, or defaulted under, or received written notice that it has materially breached, violated, or defaulted under any of the terms or conditions of any such Material Contract.  Company is not aware of any event that has occurred or circumstance or condition that exists that would, or would reasonably be expected to, constitute such a breach, violation, or default with the lapse of time, giving of notice, or both.  To the Knowledge of Company, the counterparty of each Material Contract is in compliance in all material respects with the terms and conditions of such Material Contract.  Other than such Material Contracts, there are no contracts, agreements, commitments, or undertakings pursuant to which any Responsible Party in-licenses or otherwise has rights under any Patent or intellectual property rights of any Third Party that are material to the Development or Commercialization of the Product.  Except pursuant to [***], Company has not granted an Encumbrance on any of its assets relating to the Product or Company’s payments to NovaQuest under this Agreement.

(i)Certain Regulatory Matters.

(i)Company holds all applicable approvals and authorizations from Governmental Authorities necessary for Company to conduct its business in the manner in which such business is being conducted and as contemplated hereunder with respect to the Product, including the Development, manufacture, and testing of the Product, and all such approvals and authorizations are in good standing and in full force and effect.  Company has not received any written notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination, or material modification of any such approvals or authorizations.

(ii)Company has not, and, to the Knowledge of Company, no other Responsible Party has, with respect to the Product, knowingly made any untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or could reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.

(iii)Company is not and has never been, and, to the Knowledge of Company, no Responsible Party is or has ever been: (A) debarred by a Governmental Authority; (B) a party to a settlement agreement, consent decree, or similar agreement with a Governmental Authority regarding the Product; or (C) charged with, or convicted of, violating Applicable Law regarding the Product.

(iv)To the Knowledge of Company, the Product is being and at all times has been (as applicable) developed, tested, manufactured, labeled and stored in compliance in all material respects with all Applicable Laws, including with respect to investigational use, GxP, record keeping, security, and filing of reports.

(v)To the Knowledge of Company, the Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect.  No clinical trial of the Product has been suspended, put on hold, or terminated prior to completion as a result of any action by the FDA or other Governmental Authority or voluntarily.  To the Knowledge of Company, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any of the foregoing events.

(vi)Company has, with respect to the Product and the Product Development Activities, provided to NovaQuest true and complete copies of all preclinical and clinical study reports and analyses, all material correspondence with the FDA and other Governmental Authorities, interim analysis from ongoing trials, tables from recently completed clinical trials where no clinical study report is available.

(vii)Neither Company nor its Affiliates have, and, to the Knowledge of Company, no other Responsible Party or exclusive licensor of any Product Patent, has received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product.

(j)Financial Condition.  All financial statements for Company delivered to NovaQuest fairly present, in conformity with GAAP, in all material respects Company’s financial condition and Company’s results of operations.  There has not been any material deterioration in Company’s financial condition since the date of the most recent financial statements delivered to NovaQuest.

(k)Full Disclosure.  The Data Room contains true and complete copies of all agreements, contracts, documents, or other information referred to in this Agreement or that have been requested by NovaQuest. No representation or warranty or other statement made by Company in this Agreement, the Exhibits, the Schedules, any supplements, attachments, or annexes to the Exhibits or Schedules, or any certificates delivered in connection with the transactions contemplated in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. To the Knowledge of Company, there is no fact, event, or condition that has specific application to Company and that materially adversely affects the Product that has not been set forth in this Agreement, the Exhibits, and the Schedules hereto.

7.2NovaQuest’s Representations, Warranties, and Covenants.  NovaQuest represents, warrants, and covenants to Company as of the Effective Date, as follows:

(a)Organization.  NovaQuest is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)Authorization.  NovaQuest has all necessary power, right, and authority to carry on its business as it is presently carried on by NovaQuest, to enter into, execute, and deliver this Agreement and perform all of the covenants, agreements, and obligations to be performed by NovaQuest hereunder.  This Agreement has been duly executed and delivered by NovaQuest and constitutes, when executed and delivered by Company, NovaQuest’s valid and binding obligation, enforceable against NovaQuest in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles.

(c)No Conflict.  Neither the execution and delivery of this Agreement nor the performance or consummation of it or the transactions contemplated hereby will (i) conflict with any Applicable Law; (ii) in any material respect, violate, conflict with, result in a material breach of, or constitute a material default under any material contract, agreement, commitment, or instrument to which NovaQuest is a party or by which NovaQuest or any of its assets are bound or committed; or (iii) violate the applicable formation documents for NovaQuest.

(d)No Consent.  No consent, approval, license, order or authorization, registration, declaration, or filing with or of any Person is required by NovaQuest in connection with the execution and delivery by NovaQuest of this Agreement, the performance by it of its obligations under this Agreement, or the consummation by it of any of the transactions contemplated hereby or thereby.

(e)Litigation.  There is no action, suit, claim, proceeding, or investigation pending or, to the knowledge of NovaQuest, threatened against NovaQuest or any of its Affiliates, at law or in equity, in an arbitration proceeding to which NovaQuest or any of its Affiliates is a party, or pursuant to the procedures of a Governmental Authority having jurisdiction over NovaQuest or its Affiliates, that, if adversely determined, would (i) prevent the consummation of the transactions contemplated by this Agreement; or (ii) otherwise materially adversely affect Company’s rights under this Agreement.

(f)Financing. NovaQuest has the contractual right to call, from amounts contractually committed by its investors, sufficient cash to satisfy its funding obligations as such obligations become due in accordance with this Agreement.  NovaQuest acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

7.3Survival of Representations and Warranties.  All representations and warranties of the Parties hereunder are true and correct as of the Effective Date and as of the applicable dates referred to in the first sentence of Section 7.1 and the first sentence of Section 7.2 and shall survive the execution and delivery of this Agreement for [***].

7.4Limitation of Liability; Special, Indirect and Other Losses.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES AND

REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING LIMITATION OF LIABILITY WILL NOT APPLY TO BREACHES OF ARTICLE VI OR LIMIT OR MODIFY IN ANY WAY COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

7.5Liquidated Damages.  COMPANY ACKNOWLEDGES THAT, WITH RESPECT TO A TERMINATION OF THE PRODUCT DEVELOPMENT ACTIVITIES FOR A NON-TECHNICAL FAILURE TERMINATION EVENT, NOVAQUEST’S ACTUAL DAMAGES RESULTING FROM SUCH EVENT ARE DIFFICULT TO ESTIMATE AND MAY BE DIFFICULT FOR NOVAQUEST TO PROVE.  ACCORDINGLY, THERE MAY BE NO ADEQUATE REMEDY AT LAW TO FULLY COMPENSATE NOVAQUEST.  THEREFORE, ANY NON-TECHNICAL FAILURE TERMINATION PAYMENT OWED BY COMPANY RESULTING FROM A NON-TECHNICAL FAILURE TERMINATION EVENT SHALL BE DEEMED, SOLELY IN RESPECT THEREOF, LIQUIDATED DAMAGES AND NOT A PENALTY, AND SHALL BE NOVAQUEST’S SOLE MONETARY REMEDY WITH RESPECT TO A NON-TECHNICAL FAILURE TERMINATION EVENT IN THE ABSENCE OF FRAUD.  EACH PARTY ACKNOWLEDGES THAT THE AMOUNT OF SUCH LIQUIDATED DAMAGES REPRESENTS A FAIR, REASONABLE, AND APPROPRIATE ESTIMATE OF NOVAQUEST’S ACTUAL DIRECT DAMAGES ASSOCIATED WITH SUCH A TERMINATION.

ARTICLE VIII

COVENANTS

8.1	Notifications.

(a)Defaults, Termination and Litigation.

(i)Company shall promptly (but no later than within [***]) notify NovaQuest in writing and with reasonable detail of any actual or threatened (or any receipt of notice of any actual or threatened): (A) default or breach or anticipated default or anticipated breach by Company under this Agreement (including the failure or anticipated failure to pay any Approval Milestone Installment Payment, Sales Milestone Payment, or Revenue Share Payment when due) or under any Material Contract; (B) suspension of compliance or performance by Company under this Agreement; or (C) termination or expiration (in part or in whole) or any material waiver or amendment of or under any Material Contract.

(ii)Company shall promptly (but no later than within [***] of Company’s receipt of knowledge of the matter) notify NovaQuest in writing and with reasonable detail of the actual or threatened commencement of (or receipt of notice of the actual or threatened commencement of) any dispute, claim, suit, litigation, injunction, or arbitration proceeding related to (A) the Product or Product Assets or (B) a Material Contract, including those disputes, claims, suits, litigation, or arbitration proceedings alleging a Third Party’s infringement or misappropriation of any of the Product IP Rights owned or licensed by a Responsible Party and those alleging a Responsible Party’s (or any of their respective Affiliates’, licensees’, or sublicensees’) infringement or misappropriation of a Third Party’s intellectual property in the making, use, sale, offer for sale, or importation of the Product.  Each such notification shall contain a reasonably detailed summary of the event described therein.  At the request of NovaQuest,

Company shall promptly discuss with NovaQuest, or provide in writing to NovaQuest, full particulars of the applicable matter.

(b)Intellectual Property Updates.

(i)Promptly after receipt by a Responsible Party of any notice with respect to any Governmental Authority taking final patent office action that cannot be appealed as part of the patent prosecution process under relevant patent office procedures relating to the status, validity, or change thereto, of any Patents Covering the Product in the Territory, Company shall provide a complete and correct copy of each such notice to NovaQuest.

(ii)Company shall also keep NovaQuest reasonably informed, in accordance with its obligations under ARTICLE V, with regard to all material developments in the status, validity, prosecution efforts, or change thereto, of any of the Product IP Rights in the Territory owned, licensed, or sublicensed by a Responsible Party.

8.2No Disposition of Rights.

(a)Notwithstanding anything to the contrary herein, except as set forth in this Section 8.2(a), without NovaQuest’s prior written consent, which NovaQuest may not unreasonably withhold, condition or delay, Company shall not (and Company shall ensure that a Responsible Party does not) sell, assign, transfer, License, sublicense, deliver, or otherwise dispose of all or any of Company’s or any Responsible Party’s right, title, or interest in or to any Product Assets; provided, however, that the foregoing shall not restrict Company or a Responsible Party from, without NovaQuest’s consent, (i) selling, assigning, transferring, or otherwise disposing of inventory of the Product in the ordinary course of business in connection with the Development or Commercialization of the Product, (ii) entering into and performing obligations or exercising rights under a Permitted License or a Co-Commercialization Agreement; (iii) selling, assigning, transferring or otherwise disposing of Product Assets that are no longer reasonably necessary or useful in the Development or Commercialization of the Product in the Territory (such as obsolete equipment); or (iv) Licensing Product Assets to the extent reasonably necessary to Develop or Commercialize the Product outside of the Territory (provided that such transaction does not materially affect Company’s performance of its obligations hereunder).

(b)Notwithstanding Section 8.2(a), Company or another Responsible Party may license, sell, assign, transfer or otherwise dispose all of any of Company’s or such Responsible Party’s title in or to any Product Assets without NovaQuest’s prior written consent, whether by License, asset sale, merger, combination or otherwise, provided that (i) such Licensee, buyer, assignee or transferee is a Permitted Company and (ii) such Licensee, buyer, assignee or transferee agrees to comply with its obligations hereunder and under the Security Agreement as a Responsible Party.

8.3Change of Control of Company.  In the event of a Change of Control of Company, at Company’s option, either (a) Company may cause its obligations under this Agreement and the Security Agreement to be assumed by the Acquiring Party if all of the following conditions have been met: (i) NovaQuest has been provided with a true, complete, and accurate copy of the primary definitive agreement (and any ancillary documents reasonably required for a complete understanding thereof) relating to the Change of Control (subject to redaction and omission to the same extent as the publicly-filed version of such agreement); (ii) solely with respect to a Change of Control in which the Acquiring Party is not a Permitted Company, NovaQuest has provided its prior written consent to the Change of Control, which consent may not be unreasonably withheld, conditioned or delayed; and (iii) the Acquiring Party has agreed in writing, in form and substance reasonably acceptable to NovaQuest, to assume all of Company’s obligations under this Agreement and the Security Agreement or (b) Company may elect to prepay its payment obligations pursuant to Section 4.2, provided, that if the Change of Control is completed prior to the Prepayment Option Date, then the Prepayment Factor shall be 3.0.

8.4Company IP Obligations. Company shall (and shall cause each Responsible Party to):

(a)prosecute and maintain in full force and effect all Patents Covering the Product in the Territory owned or controlled by it on or after the Effective Date and all Regulatory Approvals, in each case, to the extent reasonably necessary to Develop or Commercialize the Product in the Territory;

(b)maintain, keep in full force and effect, and seek available patent term extensions for any such Patents to the extent reasonably necessary to Develop or Commercialize the Product in the Territory;

(c)defend any challenge to the validity, patentability, enforceability, and/or non-infringement of any such Patents or any opposition to any such Patents, in each case, in the Territory;

(d)if a Third Party is infringing such Patents, use commercially reasonable efforts to cause such infringement to cease, including by initiating legal proceedings against any Third Party infringer as necessary;

(e)promptly provide NovaQuest with written notice of any (i) action or settlement discussions relating to any alleged or actual material infringement of such Patents and (ii) damages award or settlement with respect thereto; and

(f)maintain all Product Know-How in confidence to the extent reasonably necessary or useful to Develop or Commercialize the Product in the Territory.

8.5Additional Covenants and Agreements of Company.

(a)Compliance with Law.  With respect to the performance of this Agreement and the activities contemplated by this Agreement, Company shall comply, and shall cause each Responsible Party to comply, with all Applicable Laws in all material respects.

(b)Noncontravention.  During the Term, Company shall not grant any right to any Affiliate or Third Party that would conflict with the rights granted to NovaQuest hereunder or enter into any agreement that would impair Company’s ability to perform its obligations under this Agreement.

(c)Material Contracts and Licenses.  Company shall comply with all terms and conditions of, and fulfill all of its obligations under, all of the Material Contracts, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Event.  Company shall use commercially reasonable efforts to enforce against the other party(ies) to each

Material Contract all material terms and conditions thereunder, except where the failure of the other party(ies) to perform would not reasonably be expected to have a Material Adverse Effect.  Company shall not amend any Material Contract or issue any waivers or consents or other approvals under any Material Contract without the prior written consent of NovaQuest (not to be unreasonably withheld, conditioned or delayed), except where such amendment, waiver, or consent would not reasonably be expected to result in a Material Adverse Event.  Company shall ensure that all Licenses contain provisions that require the Licensees to notify Company of any Material Adverse Event and that allow Company to share information pertaining to the Development and Commercialization of the Product to NovaQuest as contemplated by this Agreement.

ARTICLE IX

TERM AND TERMINATION

9.1Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and continue until (a) terminated in accordance with this ARTICLE IX, or (b) notwithstanding clause (a), if there is a Non-Technical Failure Termination Event or a Technical Failure Termination Event, until the earlier of (i) the date NovaQuest provides written notice of termination pursuant to this Section 9.1(b)(i) to Company and (ii) the date that is [***] from the date of such Non-Technical Failure Termination Event or Technical Failure Termination Event ((a) and (b) collectively, the “Term”); provided, however, that if, during such [***] period, the Product Development Activities are resumed, the Term shall continue until terminated in accordance with this ARTICLE IX.

9.2Termination.

(a)Mutual Termination.  This Agreement may be terminated by mutual written agreement of Company and NovaQuest.

(b)Automatic Termination.  This Agreement shall automatically terminate upon the earlier of (a) the date on which the Company’s payments to NovaQuest equal the Product Cap or (b) the date on which the Company prepays its remaining payment obligations pursuant to Section 4.2 or in connection with a Change in Control of Company pursuant to Section 8.3.

(c)Termination for Material Breach. NovaQuest may terminate this Agreement immediately in the event of a material breach of this Agreement by Company provided that Company has received written notice from NovaQuest of such breach, specifying in reasonable detail the particulars of the alleged breach and such breach has not been cured within thirty (30) days after the date of the relevant notice.  NovaQuest will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from Company. For the avoidance of doubt, a material breach of this Agreement by Company will include (but not be limited to) the occurrence of any of the following events, actions or omissions:

(i)Company materially breaches any representation or warranty under this Agreement or under any other agreement between the Parties contemplated by this Agreement;

(ii)Company materially breaches its Diligence Obligations or any agreement, covenant, or obligation in this Agreement or under any other agreement between the Parties contemplated by this Agreement, or a Responsible Party other than Company materially breaches any agreement, covenant, or obligation in this Agreement applicable to Responsible Parties; or

(iii)Company takes an action that requires the unanimous approval of the Funding Agreement Oversight Committee without first receiving such approval.

(d)Termination for Bankruptcy.  NovaQuest may terminate this Agreement in its entirety upon written notice to Company if Company (i) files a petition seeking to take advantage of any laws relating to bankruptcy, insolvency, reorganization, winding up, or composition for adjustment of debts; (ii) consents to, or fails to contest within sixty (60) calendar days and in appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iii) applies for, consents to, or fails to contest within sixty (60) calendar days and in appropriate manner the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property; (iv) admits in writing its inability to pay its debts as they become due; (v) makes a general assignment for the benefit of creditors; or (vi) takes any corporate action for the purpose of authorizing any of the foregoing; or a case or other proceeding is commenced against Company in any court of competent jurisdiction seeking (A) relief under any laws relating to bankruptcy, insolvency, reorganization, winding up, or adjustment of debts or (B) the appointment of a trustee, receiver, custodian, liquidator, or the like for Company for all or any substantial part of its assets; and under either clause (A) or (B) of this Section 9.2(d), such case or proceeding has continued without dismissal or stay for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) is entered.

9.3Effects of Termination.

(a)Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(b)If NovaQuest terminates this Agreement pursuant to Section 9.2(d), then Company will pay NovaQuest an amount equal to the Development Payments actually paid by NovaQuest as of the effective date of such termination.

9.4Survival.  Notwithstanding anything to the contrary contained in this Agreement, ARTICLE IV (to the extent payments of the Approval Milestone Obligation, Sales Milestone Payments and Revenue Share Payments are contemplated following such termination, Section 5.2

(for the Recordkeeping Period), ARTICLE VI, ARTICLE VII, Section 9.3(a), this Section 9.4, ARTICLE X, and ARTICLE XI shall survive the termination of this Agreement for any reason.

ARTICLE X

INDEMNIFICATION

10.1Company’s Indemnification Obligations.  Company hereby agrees to indemnify, defend, hold harmless, and reimburse NovaQuest and its Affiliates and their respective managers, directors, officers, employees, agents, and its and their respective successors, heirs, and assigns (collectively, the “NovaQuest Indemnitees”) from and against any losses, costs, claims, damages, Liabilities, or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (each, a “Loss” and collectively, “Losses”) actually sustained or incurred by NovaQuest Indemnitees arising out of claims, suits, actions, or demands, in each case brought by a Third Party, or settlements or judgments arising therefrom (including personal injury, products liability, and intellectual property infringement or misappropriation claims) (each a “Third-Party Claim”) as a result or arising out of:

(a)a Responsible Party’s, or its or their respective agent’s or contractor’s Development, promotion, marketing, handling, manufacture, Commercialization, packaging, labeling, storage, distribution, pricing, reimbursement, transport, use, sale, or other disposition of the Product;

(b)any breach by Company  of a representation or warranty of Company contained in this Agreement or in any other agreement between the Parties contemplated by this Agreement or the breach or default by a Responsible Party of any covenant, agreement, or obligation of Company contained in this Agreement or in any other agreement between the Parties contemplated by this Agreement;

(c)a Responsible Party’s failure to comply with Applicable Law or GxP; or

(d)the gross negligence, recklessness, or intentional wrongful acts or omissions related to this Agreement of a Responsible Party, or contractors or any of their respective directors, employees, or agents.

10.2Procedures.

(a)Notice.  A NovaQuest Indemnitee seeking indemnification (the “Indemnified Party”) under Section 10.1 shall give prompt written notice to Company of the assertion of any claim in respect of which indemnity may be sought hereunder.  Such notice shall include a description of the claim and the nature and amount of the applicable Loss, to the extent known at such time.  The failure of an Indemnified Party to notify Company on a timely basis or provide such information as set forth above will not relieve Company of any liability that it may have to the Indemnified Party unless Company demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s failure to give such notice and then solely to the extent thereof.  The Indemnified Party shall provide Company with complete and correct copies of all papers and official documents received in connection with any Third-Party Claims for which indemnity is sought hereunder and such other information with respect thereto as Company may reasonably request.  The Parties shall keep each other reasonably informed of any facts or circumstances that may be of material relevance in connection with the Loss for which indemnification is sought.

(b)In General.  Company may assume the defense of any Third-Party Claim for which indemnity is sought hereunder by giving written notice thereof to the Indemnified Party within [***] after Company’s receipt of a notice provided pursuant to Section 10.2(a).  Upon assuming the defense of a Third-Party Claim, Company may appoint as lead counsel in the defense of the Third-Party Claim any legal counsel selected by Company and reasonably acceptable to the Indemnified Party.  If Company assumes the defense of a Third-Party Claim, then the Indemnified Party shall promptly deliver to Company all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third-Party Claim. Should the Company assume the defense of a Third-Party Claim, except as provided in Section 10.2(c), the Company shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third-Party Claim.

(c)Right to Participate in Defense.  Without limiting Section 10.2(b), any Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim assumed by Company and to employ counsel of its choice for such purpose.  However, such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by Company in writing; (ii) Company has failed to assume the defense and employ counsel in accordance with Section 10.2(b) (in which case the Indemnified Party may control the defense); or (iii) the interests of the Indemnified Party and Company with respect to such Third-Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules, or equitable principles, in which case such employment shall be at the expense of Company.

(d)Settlement.  With respect to any Third-Party Claim, Company shall have the right to consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim, only with the prior written consent of the Indemnified Party.

(e)Cooperation.  Regardless of whether Company chooses to defend or prosecute any Third-Party Claim in respect of which indemnity is sought hereunder, the Indemnified Party shall, and shall cause each of its indemnitees to, reasonably cooperate in the defense or prosecution thereof, and Company shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.  If Company chooses not to defend any Third-Party Claim in respect of which indemnity is sought hereunder, then Company shall cooperate with the Indemnified Party in the defense or prosecution thereof, including by furnishing such records, information, and testimony, providing such witnesses and attending such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnified Party to, and reasonable retention by Company of, records and information that are reasonably relevant to such Third-Party Claim, and making Indemnifying Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)Breach by Company of its Obligations. If Company fails to timely (and in any event within 30 days) assume and diligently conduct the defense of any such Third-Party Claim, then its right to defend that Third-Party Claim shall terminate and the Indemnified Party may assume the defense of, and settle, such claim with counsel of its own choice and on such terms as it deems appropriate, without any obligation to obtain the consent of Company.

(g)Off-set Insurance Proceeds.  The Indemnified Party shall not be entitled to recover under this ARTICLE X for any Third-Party Claim to the extent such Third-Party Claim is actually recovered by the Indemnified Party under any applicable insurance policies or other collateral sources.  If there is a recovery by the Indemnified Party under any insurance policy or from any other collateral source subsequent to its indemnification by Company, then the Indemnified Party shall promptly pay over the amount of such recovery to Company (but no more than the amount that the Indemnified Party received from Company for such Third-Party Claim).

(h)Limitations.  The Company’s obligations pursuant to this ARTICLE X shall not apply to the extent such Third-Party Claims result from gross negligence or willful misconduct by any of the Indemnified Parties or the breach of the terms and conditions of this Agreement by any of the Indemnified Parties, including the representations and warranties made by the Indemnified Parties in this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York, without giving effect to the principles of conflicts of law thereof.  EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT ENTERED INTO PURSUANT HERETO AND AGREES THAT ANY SUCH SUIT, ACTION, OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.2Dispute Resolution.

(a)Subject to Section 11.3, prior to the initiation of any Arbitration between the Parties, any dispute, controversy, or claim arising under, out of, or in connection with this Agreement, including any subsequent amendments (a “Dispute”) shall be first discussed in good faith between the Parties’ Senior Officers.  Either Party shall have the right to refer a Dispute to the Parties’ Senior Officers for attempted resolution by sending a written notice to the other Party setting forth in reasonable detail the nature of the Dispute (the “Dispute Notice”).  If either Party provides a Dispute Notice, then the Senior Officer (or his or her designee) from each Party shall, by phone or in-person, discuss the Dispute in good faith, commencing within [***] after the delivery of the Dispute Notice and continuing until at least [***] after the delivery of the Dispute Notice.

(b)If the two Senior Officers (or their designees) have not reached a mutually acceptable resolution to the Dispute within [***] after the delivery of the Dispute Notice, then the Dispute shall be resolved by final, binding arbitration conducted in accordance with the then-current Commercial Rules (the “AAA Rules”) of the American Arbitration Association or any successor entity (the “AAA”) including the Procedures for Large, Complex Commercial Disputes

(including, as appropriate, the Optional Rules for Emergency Measures of Protection), as amended from time to time, except as provided in this Section 11.2 (“Arbitration”).

(c)Selection of Arbitrators.  The Arbitration tribunal shall consist of three (3) arbitrators, which shall be selected as follows: (i) one (1) arbitrator shall be selected by Company; (ii) one (1) arbitrator shall be selected by NovaQuest; and (iii) one (1) arbitrator shall be selected by the two (2) foregoing arbitrators (each such arbitrator, an “Arbitrator”).  Each of the Arbitrators shall have prior experience in the biopharmaceutical industry.  No Arbitrator shall be a current or former employee, shareholder, officer, or director of, or consultant, or advisor to, or other representative of, either Party.  If (A) either Party fails to select an Arbitrator within [***] of the Arbitration Notice or (B) the two (2) Arbitrators selected by the Parties fail to select the third Arbitrator within [***] after the selection of the first two (2) Arbitrators by the Parties, then, at the request of either Party, the AAA shall make such selection(s) on behalf of the Parties in accordance with the AAA Rules.

(d)Venue and Language. The venue of the Arbitration shall be New York, New York, USA.  The Arbitration shall be conducted in English, and all foreign language documents shall be submitted in the original language and shall be accompanied by a certified translation into English.

(e)Time Periods.  The arbitration shall be conducted expeditiously and efficiently, and absent good cause shown as determined by the Arbitrators, the Arbitrators shall conduct any evidentiary hearing within [***] of confirmation of the panel of Arbitrators.  Upon the written mutual agreement of both Parties, any time period specified in this Section 11.2 or the [***] shall be extended or accelerated according to the Parties’ written mutual agreement.  The Arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. The Arbitrators shall, upon the request of one or both parties, permit the exchange of documents relevant to the claims and defenses raised in the Arbitration.  No depositions or other discovery devices shall be permitted, absent extraordinary circumstances as determined by the Arbitrators.

(f)Consolidation of Disputes.  In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the Arbitration proceeding, the Arbitrators may consolidate the Arbitration proceeding with any other Arbitration proceeding relating to this Agreement.  The Arbitrators shall not consolidate such Arbitrations unless they determine that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. The Arbitrators shall have jurisdiction to decide matters of arbitrability.

(g)Costs.  The costs of the Arbitration, including reasonable fees plus expenses to be paid to the Arbitrator(s) and the reasonable out-of-pocket costs (including the costs incurred for translation of the documents into English, reasonable attorneys’ and expert witness fees, and reasonable travel expenses) of the prevailing Party shall be borne by (i) the losing Party, if the Arbitrator(s) rule in favor of one Party on all disputed issues in the Arbitration and (ii) by the Parties, as allocated in writing by the Arbitrator(s) in a manner with a reasonable relationship to the outcome of the Arbitration, if the Arbitrator(s) rule in favor of one Party with respect to some issues and in favor of the other Party with respect to other issues and, in either case ((i) or (ii)), paid within [***] from the final decision by the Arbitrator.

(h)Decision to be Binding.  The Arbitrators shall rendered a reasoned arbitral award.  The award by the Arbitrators shall be final and binding on the Parties, non-reviewable and non-appealable, and judgment upon any arbitral award may be entered and enforced by any court or other judicial authority of competent jurisdiction.  The parties’ agreement to arbitrate, and any arbitral award, shall be enforced under the Federal Arbitration Act.

(i)Confidentiality.  All Disputes under this Agreement shall be kept confidential.  All settlement negotiations, proceedings, and any award and any information obtained from the other Party in connection with the Arbitration shall be deemed Confidential Information subject to ARTICLE VI; provided, however, that the Parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate.

11.3Equitable Relief.  Each of the Parties hereto acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under ARTICLE VI of this Agreement.  In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance for the breach or threatened breach of any provision of such ARTICLE VI from any court of competent jurisdiction.

11.4Expenses.  Except as expressly set forth herein, each Party shall be responsible for and bear all of its own costs and expenses (including any legal fees, any accountants’ fees, and any brokers’, finders’, or investment banking fees or any prior commitment in respect thereof) with regard to the negotiation and consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, each Party represents and warrants to the other that the other Party will not be liable for any brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.  If, after the Effective Date, Company requests an amendment of this Agreement or the Security Agreement in connection with any restructuring, reorganization, or similar transaction to which Company or any Affiliate of Company is a party, then Company will reimburse NovaQuest for the reasonable and documented legal and accounting fees and expenses NovaQuest incurs in connection with such amendment within ten (10) Business Days of NovaQuest’s written request for reimbursement.

11.5Relationship of the Parties.  Nothing in this Agreement is intended to be construed so as to suggest that either Party (except as expressly set forth herein) is obligated to provide, directly or indirectly, any advice, consultations, or other services to the other Party.  Neither Party shall have any responsibility for the hiring, termination, or compensation of the other Party’s employees or for any employee benefits of such employee.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without such Party’s approval.  For all purposes and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor.  This Agreement is not a partnership agreement, and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties for any purpose, including any Tax purpose.

11.6Successors and Assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned in whole or in part by either Party, by operation of law or otherwise,

without the prior written consent of the other Party; provided, however, that (a) NovaQuest may, upon delivery of reasonable written notice to Company, (i) assign, sell, or otherwise transfer this Agreement to an Affiliate of NovaQuest and (ii) assign, sell, pledge, contribute, or otherwise transfer, in whole or in part, its rights to receive any payments under this Agreement, its rights to enforce such payment rights, and its rights to conduct audits or receive information and audit findings under ARTICLE V to any Person that is not a Company Competitor, and such Person may assign, sell, pledge, contribute, or otherwise transfer such rights to another Person that is not a Company Competitor and (b) the Company may assign, sell, pledge, contribute or otherwise transfer its rights or obligations hereunder in accordance with Section 8.2 and Section 8.3.  This Agreement shall be binding upon, and subject to the terms of this Section 11.6, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns; provided, that, [***].  Any assignment or attempted assignment not in accordance with this Section 11.6 shall be null and void.

11.7Notices.  All notices, consents, waivers, requests, and other communications hereunder shall be in writing and shall be delivered in person, sent by confirmed electronic mail, sent by overnight courier (e.g., Federal Express), confirmed facsimile transmission or posted by registered or certified mail, return receipt requested, with postage prepaid, to following addresses of the Parties:

If to Company:

Cerevel Therapeutics, Inc.

222 Jacobs Street

Suite 200

Cambridge, MA 02141

[***]

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

[***]

If to NovaQuest:

NovaQuest Co-Investment Fund XVI, L.P.

4208 Six Forks Road, Suite 920

Raleigh, NC 27609

[***]

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

[***]

or to such other address or addresses as NovaQuest or Company may from time to time designate by notice as provided herein.  Any such notice shall be deemed given (a) when actually received when so delivered personally or by overnight courier; (b) if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout or otherwise, on the [***] after its postmarked date thereof; or (c) if sent by e-mail with acknowledgement of receipt, transmission on the date sent if such day is a Business Day or the next following Business Day if such day is not a Business Day.

11.8Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any jurisdiction, then the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties.  All other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible.  Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction.  Nothing in this Agreement shall be interpreted so as to require a Party to violate any Applicable Law.

11.9Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.10Entire Agreement. This Agreement and the Security Agreement (including the Exhibits and Schedules hereto and thereto) set forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties relating to the subject matter hereof and thereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth in this Agreement and the Security Agreement (including the Exhibits and Schedules hereto and thereto).  The Parties acknowledge and agree that the Parties’ respective rights and obligations with regard to the subject matter herein are enshrined in this Agreement and the Security Agreement.  Any conflict or inconsistency between the main body of this Agreement, the Exhibits or Schedules and/or any other documents to be delivered pursuant hereto shall be resolved in accordance with the following order of priority: (a) main body of this Agreement; (b) Exhibits and Schedules; and (c) other documents.

11.11Third Party Beneficiaries.  Except with regard to the NovaQuest Indemnitees under ARTICLE X, all rights, benefits, and remedies under this Agreement are solely intended for the benefit of the Parties (including their permitted successors and assigns), and no Third Party (except the NovaQuest Indemnitees with regard to their rights, benefits, and remedies under ARTICLE X of this Agreement and except for the Parties’ permitted successors and assigns) shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff, or counterclaim to any action or claim brought or made by the Parties (or any of their permitted successors and assigns).

11.12Interpretation.  When a reference is made in this Agreement to Articles, Sections, Schedules, or Exhibits, such reference shall be to an Article, Section, Schedule, or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes”, and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  Unless specified otherwise, all statements of, or references to, monetary amounts in this Agreement are to U.S. Dollars.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement.  Provisions that require that a Party or the Parties “agree,” “consent”, “approve”, or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise.  Words of any gender include the other gender, and words using the singular or plural number also include the plural or singular number, respectively.  Neither Party hereto shall be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to require to be taken on the next occurring Business Day.

11.13Amendments.  This Agreement may be amended, modified, or supplemented only by a written amendment or agreement signed by an authorized officer of both NovaQuest and Company.

11.14No Implied Licenses. Each Party acknowledges that the rights granted in this Agreement are limited to the scope expressly granted, and all other rights to each Party’s respective technologies and intellectual property rights are expressly reserved to the Party owning or controlling such technologies and intellectual property rights.

11.15Time.  Time is of the essence with respect to this Agreement and each of its provisions.

11.16Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if each of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  This Agreement, to the extent signed and delivered by means of a facsimile machine or via e-mail in .pdf file format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

11.17Electronic Signatures.  Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate, or accept such contract or record) hereto or to any other certificate, document, or instrument related to this Agreement, and any contract formation or record-keeping through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New

York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

11.18Further Assurances.  Each of the Parties hereto shall execute and deliver such additional documents, certificates, and instruments and shall perform such additional acts as may be reasonably requested and necessary or appropriate to carry out the purposes and intent and all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

11.19Remedies.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the Parties specified in this Agreement is not exclusive, and, subject to the terms of this Agreement, is cumulative.  The Parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Funding Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Cerevel Therapeutics, Inc.

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	Chief Executive Officer

NovaQuest Co-Investment Fund XVI, L.P.

By:	NQ POF V GP, Ltd., its general partner

By:	/s/ [***]
Name:	[***]
Title:	[***]